Gramercy Capital Corp. Changes Name to Gramercy Property Trust Inc.

New York, NY – April 15, 2013 - Gramercy Capital Corp. (NYSE: GKK), a self-managed integrated commercial real estate investment and asset management company organized as a real estate investment trust, announced today that it has changed its name to “Gramercy Property Trust Inc.” and begun trading under its new NYSE ticker symbol “GPT.” Also, the Company announced the launch of a new website: www.gptreit.com.

Company Profile

Gramercy Property Trust Inc. is a self-managed, integrated commercial real estate investment and asset management company. The Company owns, directly or in joint ventures, 112 buildings totaling approximately 4.2 million square feet of office and 1.5 million square feet of industrial, net leased on a long-term basis to tenants, including Bank of America, Nestlé Waters, Philips Electronics and others. The Company’s property management business, operating under the name Gramercy Asset Management, currently manages for third-parties, approximately $1.7 billion of commercial properties leased primarily to regulated financial institutions and affiliated users throughout the United States. The Company is headquartered in New York City and has regional offices in Jenkintown, Pennsylvania, and St. Louis, Missouri.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gptreit.com or contact Investor Relations at 212-297-1000.

(GKK-EN)

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including those factors listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the SEC.

Contact:

Jon W. Clark, Chief Financial Officer

(212) 297-1000

-Or-

Emily Pai, Investor Relations

(212) 297-1000